Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

Jenkintown, PA (August 11, 2011) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC) announced today that its Board of Directors at a meeting on August 10, 2011, declared a quarterly cash dividend of $0.06 per share on the common stock of the Company payable on September 7, 2011 to the shareholders of record at the close of business on August 24, 2011.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of June 30, 2011, Abington Bancorp had $1.18 billion in total assets, $840.7 million in deposits and $216.3 million in stockholders’ equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and non-interest income, changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Additional Information And Where To Find It

Susquehanna has filed with the SEC a registration statement on Form S-4 concerning the Merger. The registration statement included a prospectus for the offer and sale of Susquehanna common stock to the Company’s shareholders as well as a joint proxy statement of each of the Company and Susquehanna, which has been mailed to their respective shareholders. The Joint Proxy Statement/Prospectus and other documents filed by Susquehanna with the SEC contain important information about Susquehanna, the Company and the Merger. We urge investors and the Company’s shareholders to read carefully the Joint Proxy Statement/Prospectus and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. Investors and shareholders can obtain a free copy of the Joint Proxy Statement/Prospectus – along with other filings containing information about Susquehanna – at the SEC’s website at http://www.sec.gov. Copies of the Joint Proxy Statement/Prospectus, and the filings with the SEC incorporated by reference in the Joint Proxy Statement/Prospectus, can also be obtained free of charge by directing a request to Abington Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, Attention Robert W. White, President, telephone (215) 886-8280.